Banc of America Securities was the affiliated member of the underwriting syndicate in all these issues.

Fund Series	                     Fund

Columbia Funds Series Trust 1	COLUMBIA INCOME FUND
Columbia Funds Series Trust 1	COLUMBIA INCOME FUND

Fund	                         Security

COLUMBIA INCOME FUND	NRG ENERGY INC 7.375% '16
COLUMBIA INCOME FUND	COMCAST CORP 5.9% 3/15/16

Fund	                 Trade Date	Quantity	Price

COLUMBIA INCOME FUND	01/26/06	"190,000"	100.0000
COLUMBIA INCOME FUND	02/27/06	"1,015,000"	99.8620

Fund	                   Amount 	 Broker Bought From

COLUMBIA INCOME FUND	"190,000"	Morgan Stanley
COLUMBIA INCOME FUND	"1,013,599"	Goldman Sachs